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                          [SEAL OF THE STATE OF TEXAS]

                      [STATE SECURITIES BOARD LETTERHEAD]



                             SSB DOCKET NO. 00-014


IN THE MATTER OF              )
TBX RESOURCES, INC. AND       )    Order No. SUS-1395
TIMOTHY PAUL BURROUGHS        )

TO:  Timothy Paul Burroughs
     TBX Resources, Inc.
     12300 Ford Road, Suite 265
     Dallas, Texas 75234-7273

     TBX Resources, Inc.
     123000 Ford Road, Suite 265
     Dallas, Texas 75234-7273

                        ORDER OF SUSPENSION OF EXEMPTION

This is your OFFICIAL NOTICE of the issuance by the Securities Commission of the State of Texas ("Securities Commissioner") of an ORDER SUSPENDING THE EXEMPTION OF SECURITIES, pursuant to Section 5.0 of the Texas Securities Act, TEX. REV. CIV. STAT. ANN. art. 581-1 et seq. (Vernon 1964 & Supp. 2000) ("Texas Securities Act").

1. The Staff of the Enforcement Division of the Texas State Securities Board ("Staff") has presented evidence sufficient for the Securities Commissioner to find that the sale of outstanding securities issued by TBX Resources, Inc. ("Respondent TBX") would tend to work a fraud or deceit upon any purchaser or purchasers thereof.

2.   The Staff has presented evidence sufficient for the Securities
     Commissioner to find that there are approximately 225 shareholders of outstanding shares of common stock issued by Respondent which are currently quoted in the "pink sheets" maintained by the National Quotation Bureau under the ticker symbol TBXR:

3. The Staff has presented evidence sufficient for the Securities Commissioner to find that Timothy Paul Burroughs ("Respondent Burroughs") is the President, Chairman of the Board, and founder of Respondent TBX and that Respondent Burroughs has held these positions since the company's inception in 1995.

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                4.     The Staff has presented evidence sufficient for the
                       Securities Commissioner to find that Respondent Burroughs, together with the Burroughs Family Trust, which is controlled by Respondent Burroughs, owns 6.7 million of the outstanding shares of Respondent TBX, which constitutes more than 5% of the common stock of Respondent TBX.

                5. The Staff has presented evidence sufficient for the Securities Commissioner to find that since its inception In 1995, Respondent TBX has offered and sold units in eleven (11) joint ventures created to purchase and own working interests in existing oil and gas walls in east Texas and Louisiana. The joint venture agreements represented that Respondent TBX would rework existing wells, replace equipment, and perform other services to enhance production.

                6. The Staff has presented evidence sufficient for the Securities Commissioner to find that Respondent TBX remains the joint venture manager on only one of the above referenced joint ventures, and that investors in the other ten (10) joint ventures have exchanged their joint venture interests in return for the common stock of Respondent TBX.

                7. The Staff has presented evidence sufficient for the Securities Commissioner to find that, in connection with the offer and sale of the above referenced joint venture units, Respondent Burroughs has been doing business as TBX Resources, Inc. (TBX); Texeast Operating Inc. (Texeast); Gulftex Operating, Inc. (Gulftex); Petroleum Holdings, Inc. (PHI); Sweetwater Oil & Gas, Inc. (SOGI):
                       Sweet Water Land & Oil Co. (SWLOC); Marketing Research Group, Inc. (MRGI); and Marketing Research, Inc. (MRI); all operated at 12300 Ford Road, Suite 265, Dallas, Texas 75234-7273.

                8. The Staff has presented evidence sufficient for the Securities Commissioner to find that, in connection with the above referenced joint ventures, the wells were operated by Texeast or Gulftex, two companies controlled by Respondent Burroughs.

                9. The Staff has presented evidence sufficient for the Securities Commissioner to find that, in connection with the offer for sale and sale of the above-referenced shares of common stock, Respondents made statements that are materially misleading or otherwise have misled or deceived offerees and purchasers by intentionally failing to disclose the following material facts:

                       a. In connection with the above referenced joint ventures, Respondent Burroughs, Respondent TBX, Texeast and Gulftex either did no work on the wells or did minimal work necessary to make the wells marginally productive;

                       b. In connection with the above referenced joint ventures Respondent

ORDER OF SUSPENSION OF EXEMPTION / TBX RESOURCES, INC., ET AL. / PAGE 2


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     Burroughs incorporated the following shell corporations in Wyoming on
     December 28, 1995 to use as a condult for the wrongful laundering of funds from the joint ventures by setting up out-of-state corporations:

     1.   PETROLEUM HOLDINGS, INC.
          Tax Identification Number (TIN) 75-265869;

     2.   MARKETING RESEARCH GROUP, INC.
          TIN: 75-2658630; and

     3.   SWEETWATER LAND & OIL CO.
          TIN: 75-2658631.

     The records of the Wyoming Secretary of State's Office confirm that, as of April 24, 2000, these shell corporations were active corporations having the same address as Respondent TBX, with an address of 12300 Ford Road, Suite 265, Dallas, Texas, 75234, and Respondent Burroughs was listed as the president of these corporations.

c. Petroleum Holdings, Inc. was incorporated in Texas on January 7, 1998; however, other than filing the articles of incorporation, no other filings were made. The corporation lost its charter to do business in Texas on December 30, 1999. Neither Marketing Research Group, Inc. nor Sweetwater Land & Oil Co. filed articles of incorporation with the Texas Secretary of State or registered with the Texas Secretary of State as foreign corporations doing business in Texas. Since these three corporations listed a Texas address as their principal place of business, they would be required to file articles of incorporation and public information reports with the Texas Secretary of State's Office in order to obtain the authority to do business in Texas.

d. In connection with the above referenced shell corporations, Respondent Burroughs directed an employee to fabricate invoices from the shell corporations to launder money from the joint ventures for various corporate or personal expenses. Upon Respondent Burroughs' instructions, the employee fabricated invoices from the aforementioned shell corporations to Respondent TBX and/or the joint venture projects, and subsequently issued checks from Respondent TBX or the joint venture accounts to look like legitimate expenses were being paid. These checks, payable to the shell corporations for the non-existent expenses, were deposited into cash management accounts at other banks in the name of the shell corporations. Respondent Burroughs further issued checks from these accounts and deposited them into accounts at yet other banks, also in the names of the shell corporations. Respondent Burroughs write checks on these accounts for personal expenses, including $ 60,000.00 of the initial $ 120,000.00.

ORDER OF SUSPENSION OF EXEMPTION / TBX RESOURCES, INC., ET AL. /PAGE 3
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         raised on one joint venture, to fund the construction loan on his current residence.

a. In connection with the offer and sale of the above referenced joint venture units, Respondent Burroughs hired two salesmen to offer and sell the joint venture interests to investors. One of the salesman had been enjoined by a Dallas federal court from violating the securities laws and had agreed to be barred from association with anyone selling securities in a settlement with the U.S. Securities and Exchange Commission. The other salesman was on probation for criminal conviction and was not permitted to work in any commissioned position as a requirement of his probation.

f. In connection with the North Quitman and J.C. Whatley Joint Ventures, Respondent Burroughs sold some of the wells in these projects without informing the investors of the sale. Respondent Burroughs never forwarded any sales proceeds to the joint venture investors as required by the joint venture agreement. Respondent Burroughs deposited the money through the above-described shell corporations and eventually used the money to pay off his personal credit cards.

g. In connection with the Pittman Heirs Joint Venture, Respondent Burroughs told the joint venture investors that they were buying 50% of the Manziel Field Joint Venture; however, he did not disclose that he had previously sold the Manziel Field wells to other investors, and that he had not performed his contractual obligations to those existing investors.

h. Respondents have electronically filed Form 10-SB on or about March 10, 2000, with the U.S. Securities and Exchange Commission to register the shares of common stock of Respondent TBX. In connection with the above reference joint ventures, Respondents represent in this filing that:

         1. "While acquiring producing properties which respond positively to improved production practices and enhance recovery techniques, we have built an inventory of low risk, infield development drilling locations."

         2. "...Mr. Burroughs developed his low risk strategy for building an oil and gas production company."

         3.    "[t]he working interest partners enjoyed immediate cash
               returns...."

         4. Respondent TBX has leasehold rights in eight oil and gas fields and 61 oil and gas wells. Respondent TBX expects to generate sufficient


ORDER OF SUSPENSION OF EXEMPTION/TBX RESOURCES, INC., ET AL./ PAGE 4
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                  revenues from the sale of production to pay all costs
                  associated with the company for at least the next twelve months.

         The Securities Commissioner hereby FINDS and is of the opinion that the evidence presented by the Staff shows that the sale of the common stock of TBX Resources, Inc. would tend to work a fraud or deceit upon any purchaser or purchasers thereof.

         The Securities Commissioner hereby FINDS and is of the opinion that the evidence presented by the Staff demonstrates sufficient proof that the public interest and protection of investors requires the issuance of an ORDER OF SUSPENSION OF EXEMPTION as provided by Section 5.O of the Texas Securities Act in connection with the offer for sale and sale of the common stock of TBX Resources, Inc.

                                     ORDER

         It is therefore ORDERED by the Securities Commissioner, pursuant to
Section 5.O of the Texas Securities Act, that the exemption provided by Section 5.O of the Texas Securities Act in connection with the offer for sale and sale of the common stock of TBX Resources, Inc. is HEREBY SUSPENDED. No securities dealer shall offer for sale or sell the common stock of TBX Resources, Inc. while this suspension is in force and effect.

         Dated this 17th day of May, 2000.

                                             /s/ DENISE VOIGT CRAWFORD
                                             -------------------------------
                                             DENISE VOIGT CRAWFORD
                                             Securities Commissioner






      ORDER OF SUSPENSION OF EXEMPTION/TBX RESOURCES, INC., ET AL./ PAGE 5